Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Cherokee, Inc. Registration Statement No. 333-172359 on Form S-3 and Nos. 333-107470, 333-135773, 333-168273, and 333-190795 on Form S-8 of our report dated April 8, 2014, relating to the abbreviated financial statements of Hawk Designs, Inc. as of and for the years ended October 31, 2013 and 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the statement of revenues and certain operating expenses which was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1), appearing in this Current Report on Form 8-K/A of Cherokee, Inc.

/S/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

April 8, 2014